Issuer Free Writing Prospectus Term Sheet dated October 24, 2014	Filed Pursuant to Rule 433 Registration No. 333-190951

DRYSHIPS INC.

250,000,000 Common Shares

Managers:

Managers authorized to release lock-up:	RS Platou Markets, Inc., and Pareto Securities Inc., as joint lead managers

Manager authorized to appoint counsel:	RS Platou Markets, Inc., and Pareto Securities Inc., as joint lead managers

Registration Statement File No.:	333-190951

Time of Sale Prospectus:	1. Prospectus dated October 22, 2014 relating to the Shelf Securities

2. The pricing information set forth herein.

Lock-up Restricted Period:	90 days*

Title of Shares to be placed:	Common Stock par value $0.01 per share

Number of Shares:	250,000,000

Public Offering Price:	$ 1.40 per share

Closing Date:	October 29, 2014

Closing Location:	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004

Address for Notices to Placement Agents:	RS Platou Markets, Inc. 410 Park Avenue, Suite 710 New York, New York 10022 Attention: Marius Halvorsen

*	Except George Economou who has agreed to a lock-up period ending on January 1, 2016.

Pareto Securities Inc. 150 East 52nd Street New York, New York 10022 Attention: Audun Hoen

Address for Notices to the Company:	DryShips Inc. 109 Kifissias Avenue & Sina Street Marousi Athens 15124 Greece Attention: Ziad Nakhleh

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer has filed with the SEC that are incorporated by reference in that prospectus for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Issuer or any placement agent participating in the offering will arrange to send you the prospectus if you request it by calling RS Platou Markets, Inc. at 855-864-2265 or by emailing office@platou.com, or by writing Pareto Securities Inc., 150 East 52nd Street, 29th Floor, New York, NY 10022, Attention Kjersti Berg Tufta, or by emailing kbt@paretosec.com.

This communication should be read in conjunction with the prospectus included in the registration statement and the information incorporated by reference therein. The information in this communication supersedes the information in the prospectus to the extent it is inconsistent with the information in such prospectus.